Exhibit 99.1

FOR RELEASE 7:00 PM ET, February 29, 2016
Contact:    Robert S. Tissue, Sr. Vice President & CFO
Telephone:    (304) 530-0552
Email:        rtissue@summitfgi.com
SUMMIT FINANCIAL GROUP, INC. TO ACQUIRE HIGHLAND COUNTY BANKSHARES, INC. AND SUBSIDIARY, FIRST AND CITIZENS BANK
100% Cash Consideration of $38 Per Share; Deal Value of $21.8 Million

MOOREFIELD, WV AND MONTEREY, VA - February 29, 2016 (GLOBE NEWSWIRE) - Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) and Highland County Bankshares, Inc. (“HCB”) announced the signing of a definitive merger agreement between Summit Community Bank, Inc., a wholly-owned subsidiary of Summit, and HCB. Pursuant to the terms of the merger agreement, Summit Community Bank, Inc. will acquire all of the outstanding shares of common stock of HCB in exchange for cash in the amount of $38.00 per share, subject to an adjustment if HCB’s adjusted shareholders’ equity as of the effective date of the merger deviates materially from the target determined by the parties.
The transaction has been unanimously approved by each company’s board of directors and is estimated to close early in the third quarter of 2016, pending regulatory approvals and the approval of HCB’s shareholders. Following the consummation of the merger, HCB’s wholly-owned subsidiary First and Citizens Bank will be consolidated with Summit Community Bank.
The estimated aggregate merger consideration in the transaction is approximately $21.8 million based on HCB’s common shares outstanding of 574,370.
“This is an exceptional opportunity to combine two financially strong banks with similar cultures, core values and guiding principles, as well as a shared commitment to build long-term client relationships by providing service beyond expectations”, stated Summit’s President and Chief Executive Officer, H. Charles Maddy, III. “Our top priority is to make sure HCB’s clients experience a smooth transition and enjoy the advantages of additional products and services as well as the added convenience of more banking locations offered by our combined organizations.”
HCB President Vernon Wooddell said, “We are extremely pleased and excited to be able to partner with a long standing community-focused institution like Summit. We believe our diligence and patience in pursuing the right path for our institution has been rewarded with this opportunity. With Summit having deep roots in rural communities, we know the heritage of First and Citizens Bank will be in good hands as it will preserve our tradition of exemplary personal service and local decision-making. Our customers will be able to continue their relationships with bankers who they have come to know and trust while gaining access to an expanded menu of financial products and services.”
Bowles Rice LLP provided legal counsel to Summit. Performance Trust Capital Partners, LLC served as financial advisor to HCB, and CowanPerry PC provided legal counsel to HCB.

About Summit
Summit is a $1.49 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia, through its bank subsidiary, Summit Community Bank, which operates fifteen banking locations. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.
About HCB
HCB, a bank holding company headquartered in Monterey, Virginia, reported approximately $127 million in assets as of December 31, 2015 and operates community banking offices in Monterey, Hot Springs and Churchville, Virginia through its subsidiary, First and Citizens Bank.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger between Highland County Bankshares, Inc. (“HCB”) and Summit Financial Group, Inc. (“Summit”), including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Summit’s and HCB’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (iii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective managements of Summit and HCB and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of HCB and Summit. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Summit and HCB may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the stockholders of HCB may fail to approve the merger; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Summit and HCB are engaged; (7) changes in the interest rate environment may adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Summit’s and HCB’s markets could adversely affect operations; and (10) the economic slowdown could continue to adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Summit’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Internet site (http://www.sec.gov).
Summit and HCB caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Summit or HCB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Summit and HCB do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.